Supplement dated April 23, 2007, to prospectus supplement dated April 20, 2007 (to prospectus dated March 23, 2007)

$1,079,772,000
(Approximate)

American Home Mortgage Investment Trust 2007-2
Issuing Entity

American Home Mortgage Servicing, Inc.
Servicer

American Home Mortgage Acceptance, Inc.
Sponsor

American Home Mortgage Securities LLC
Depositor

American Home Mortgage Investment Trust 2007-2,
Mortgage-Backed Notes, Series 2007-2

The reference to “5.01740%” in the second paragraph under the heading“Description of the Notes - The Cap Contracts, Floor Contract and Interest Rate Swap Agreements - The Class I-1A Interest Rate Swap Agreement” on page S-75 shall be deleted and replaced with “4.99400%”.

The reference to “5.04400%” in the second paragraph under the heading “Description of the Notes - The Cap Contracts, Floor Contract and Interest Rate Swap Agreements - The Class I-2A Interest Rate Swap Agreement” on page S-77 shall be deleted and replaced with “5.02800%”.

The reference to “4.98230%” in the second paragraph under the heading “Description of the Notes - The Cap Contracts, Floor Contract and Interest Rate Swap Agreements - The Class I-M Interest Rate Swap Agreement” on page S-79 shall be deleted and replaced with “4.95500%”.

The reference to “5.10000%” in the second paragraph under the heading “Description of the Notes - The Cap Contracts, Floor Contract and Interest Rate Swap Agreements - The Group II Interest Rate Swap Agreement” on page S-80 shall be deleted and replaced with “5.11400%”.

Paragraphs (a) and (b) in the definition of “Trigger Event” relating to a Loan Group II Trigger Event on page S-172 shall be deleted in their entirety and replaced with the following:

(a)    the Rolling Three Month Delinquency Rate for the Group II Loans as of the close of business on the last day of the preceding calendar month exceeds approximately 13.47% of the aggregate Note Principal Balance of the Class II-M Notes plus the related Overcollateralized Amount, divided by the aggregate Stated Principal Balance of the Group II Loans; or

(b)    the aggregate amount of Realized Losses (as defined herein) on the Group II Loans incurred since the Cut-off Date through the last day of the related Due Period divided by the Group II Cut-off Date Balance, exceeds the approximate applicable percentages set forth below with respect to such Payment Date:

May 2010 to April 2011	5.75%
May 2011 to April 2012	7.75%
May 2012 to April 2013	9.00%
May 2013 and thereafter	9.50%

Bear, Stearns & Co. Inc.

BNP PARIBAS	SOCIETE GENERALE